Exhibit 10.3

December 6, 2012

Mr. Ryan Benton

2108 Bridle Ridge Court

San Jose, CA 95138

Dear Ryan,

We are pleased to offer you a position with Exar Corporation as Senior Vice President, Finance & Chief Financial Officer, reporting to Louis DiNardo, President and CEO. Your starting annual salary will be $285,000 paid bi-weekly in accordance with Exar’s standard payroll practices. You will also be included In the FY2013 Management Incentive Program at a target bonus of 40% of your base salary, prorated for your length of service for the fiscal year.

You will be granted 200,000 stock options on the first trade date of the month following your hire date. Stock options vest 25% per year over a four year period and the option price is established as the closing value of the stock on the date of the grant. You will also be granted 25,000 restricted stock units (RSU’s) which vest 33 1/3% per year over a three year period. You will be granted an additional 25,000 performance restricted stock units (PRSUs), effective April 1, 2013, subject to the achievement of performance criteria and per a vesting schedule to be determined at that time. All equity awards are subject to the terms and conditions set forth in the applicable award agreements.

As a hiring incentive, you will be paid a NET signing bonus of $25,000. You will receive the bonus within 2 weeks of your start date. If your employment with Exar terminates voluntarily or for cause prior to the first anniversary of your hire date, you must repay the full amount of the signing bonus to Exar within 60 days following your termination.

In addition, you will be provided up to $25,000 NET to assist with expenses associated with your relocation to the Bay area. You will be reimbursed, upon submission of valid receipts, for costs incurred for house hunting, movement of household goods, real estate commissions, and/or transportation associated with the travel between your current residence and the Bay Area. Receipts must be provided within 30 days of incurred expense. This allowance is available to you for the first 6 months following your date of hire. If you voluntarily resign or are terminated for cause within the first 24 months of employment you agree to reimburse the Company the full amount of these paid expenses.

In the event there is a Change of Control and your employment is terminated within the first twenty four (24) months from your hire date due to said Change of Control either by Exar without Cause or by you for Good Reason, fifty percent (50%) of the options and restricted stock unit awards granted to you by Exar and within the context of this offer letter, to the extent then outstanding and otherwise unvested, will immediately vest; provided, however, that Exar’s obligation to provide such accelerated vesting shall be contingent upon your providing to Exar, upon or promptly following your last day of employment with Exar, a valid, executed general release agreement In a form acceptable to Exar, and such release agreement not having been revoked by you pursuant to any revocation rights afforded by applicable law.

As used herein, the term “Cause” means (i) your conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Exar; (iii) conduct by you which, based upon a good faith and reasonable factual investigation and determination by Exar, demonstrates gross incompetence; or (iv) intentional, material violation by you of any contract between you and Exar or any statutory duty of you to Exar that is not corrected within thirty (30) days after written notice to you thereof, Physical or mental disability shall not constitute “Cause.”

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com

As used herein, the term “Good Reason” means; without your express written consent, (i) a material diminution in your authority, duties or responsibilities or (ii) a material diminution in your base compensation, provided that any such diminution shall not constitute “Good Reason” unless both (x) you provide written notice to Exar of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) Exar falls to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with Exar shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute “Good Reason.”

Exar Corporation has a very competitive fringe benefit package that includes a 401(k) Plan with Company match and an Employee Stock Purchase Plan. We are excited to have you join our team and believe that your association with us will be mutually beneficial.

If our offer is acceptable, please sign and date in the space provided below and return one copy to me via email to diane.hill@exar.com, by 5pm on Monday, December 10th, 2012. This offer is contingent upon timely receipt of documentation that satisfies the requirements of the Immigration Reform and Control Act of 1986.

Sincerely,	Agreed and Accepted:

/s/ Ryan Benton DEC. 10, 2012
/s/ Diane Hill	Ryan Benton Date
Diane Hill Vice President	DECEMBER 13, 2012
Human Resources	Start Date

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com